Exhibit 10.3

Summary of Annual Non-Employee Director Compensation; Effective January 1, 2005

Annual retainer of $40,000;

Meeting fees of $2,000/meeting;

Meeting fees of $1,500/committee meeting;

Committee Chairmen receive an additional $500/committee meeting;

Award of 5,000 shares of restricted Class A common stock upon initial election to the Board of Directors;

After initial election, annual formula-based award of 1,500 shares of restricted stock and an additional discretionary, non-formula based award of 2,000 shares of restricted stock to be awarded the first trading day of January each year;

Reimbursement for travel and lodging expenses incurred in attending meetings;

Eligibility to participate in the Company’s group health insurance plan, a portion of the premiums for which are paid by the Company; and

Deferral of annual cash compensation into an interest-bearing account under the Company’s 1998 Non-Employee Director Stock Award Plan, as amended, which may subsequently be converted into restricted stock.  The number of shares of restricted stock granted is determined based on the closing market price of the Company’s Class A common stock as of the conversion date.